Exhibit 23.7

January 25, 2023

CONSENT OF NEWBRIDGE SECURITIES CORPORATION

We hereby consent to (1) the use of and references to our name in the prospectus included in the registration statement on Form F-1 of SEALSQ Corp (the "Company") and any amendments thereto (the "Registration Statement"), including, but not limited to, the use of the information supplied by us and set forth under the "Question and Answers about Spin-Off Distribution" "Prospectus Summary" and "Business" sections; and (2) the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our data and information in the above-mentioned sections.

Very truly yours, NEWBRIDGE SECURITIES CORPORATION
By:	/s/ Chad D. Champion
Name: Chad D. Champion Title: Senior Managing Director, Head of Equity Capital Markets